Exhibit 99.1

NEWS from

808 Travis, Suite 1320

Houston, Texas 77002

(713) 780-9494

fax (713) 780-9254

Contact:	Traded: NYSE (GDP)

Robert C. Turnham, Jr., President	IMMEDIATE RELEASE
D. Hughes Watler, Jr., Chief Financial Officer

GOODRICH PETROLEUM ANNOUNCES COMPLETION OF

SERIES A CONVERTIBLE PREFERRED STOCK REDEMPTION

Houston, Texas – February 21, 2006. Goodrich Petroleum Corporation today announced that it completed the previously announced redemption of the Company’s Series A Convertible Preferred Stock. Of the 790,968 previously outstanding shares of Series A Convertible Preferred Stock, holders of 15,539 shares elected to convert such shares into a net total of 6,466 shares of the Company’s Common Stock and the remaining 775,429 shares were redeemed for $12 per share, plus accrued dividends. The total redemption cost to the Company was approximately $9.4 million and was funded from available cash resources.

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Goodrich Petroleum is an independent exploration and production company listed on the New York Stock Exchange. The majority of its oil and gas properties are in Louisiana and Texas.